Exhibit 10.61

June 15, 2012

Brian D. Sullivan
PO Box 16429
Bristol, VA 24209

Re: Your Eligibility for Alpha Natural Resources, Inc.’s Leadership Incentive Equity Program

Dear Brian:

You are a valued member of our leadership team. Your ability to lead others through significant change and have a positive impact on our business is vital to the long-term success of our Company. I am pleased to include you among a very small group of executives to participate in Alpha Natural Resources, Inc.’s (“Alpha’s”) Leadership Incentive Equity Program (“Leadership Program”) under the Alpha Natural Resources, Inc. 2012 Long-Term Incentive Plan (the “2012 LTIP”). You are being offered this opportunity because of the value we place on you as an individual and your career, and your key role in the company. The Leadership Program is designed to provide you with an opportunity to earn additional compensation over and above your standard salary through the payment of an additional equity incentive payment, contingent upon your continued employment and the terms and conditions of the related award agreement. The use of the term “company” herein includes the subsidiaries and affiliates of Alpha.

The balance of this letter outlines the terms of your specific incentive opportunity.

Key Terms of Your Incentive Opportunity

•	Your award will be granted in the form of restricted stock units under the 2012 LTIP.

•	Your total potential incentive amount is: 55,377 shares of Alpha common stock.

•	Your retention period is through the earlier of i) three years, or ii) a qualifying termination described below and in the attached award agreement.
Because of the very exclusive application of this incentive, we require the strictest confidentiality; we expect that you will not mention the existence of this program or specifics of the award to others, including your supervisor.

When You Will Be Eligible To Vest in Your Incentive Amount Under the Leadership Program

•	Twenty percent of your total potential incentive amount will vest on June 15, 2013.

•	Thirty percent of your total potential incentive amount will vest on June 15, 2014.

•	Fifty percent of your total potential incentive amount will vest on June 15, 2015.

•
Notwithstanding the foregoing, your incentive amount may vest sooner or not at all in the case of certain terminations of your employment, as further described on page 2 under “Termination Scenarios” and in your related award agreement.

When You Will Be Eligible To Receive Payments Under the Leadership Program

•
You will generally be eligible to receive shares of Alpha common stock in June of 2013, 2014 and 2015, equivalent to the portion of the award that vested on June 15th of that year, subject to the terms and conditions of the related award agreement.

Termination Scenarios:

Unless otherwise provided in a company plan applicable to you or any agreement between you and the company (other than the award agreement relating to the Leadership Program award):

•	If you retire or voluntarily resign from the company, then you will forfeit any unvested portion of the potential incentive amount.

•
If your employment is involuntarily terminated other than "cause" (as defined in the award agreement), you will receive the remaining unpaid portion of your total incentive amount as if you had been employed with the company for an additional three months.

•
If your employment is terminated due to a “permanent disability” (as defined in the award agreement) or death, you will receive, in total, a pro-rated portion of your potential incentive amount based on the number of complete months you were employed with the company during the retention period.

•
If your employment is terminated for cause or you breach the confidentiality obligations set forth in the award agreement, then you will forfeit any unvested portion of the total potential incentive amount.

•
If your employment with the company terminates in connection with a “change of control” (as defined in the award agreement) under the circumstances described in the award agreement, any unvested portion of the total potential incentive amount will vest.

Confidentiality:

The terms of this Leadership incentive including the related financial and non-financial provisions are highly personal and reflect the value we place on you as a leader at Alpha. As a result, we have asked that you respect the personal nature of these arrangements by maintaining this information in the strictest confidence. Consequently, we have agreed that you will not reveal the existence of this program nor the terms of this letter and related financial award to anyone (including your supervisor) with the exception of your spouse, your personal tax advisor and your attorney, and only to the extent these individuals agree to maintain the confidentiality of these matters. We have also agreed that this information may be disclosed as required by law but only in proceedings not initiated by you or on your individual behalf. We have further agreed that the Company may modify and/or cease awards pursuant to this Agreement in the event the retention arrangements are disclosed other than as permitted herein.

Please note that your incentive payments will be subject to withholding of applicable income and employment taxes.

The laws of the state of Delaware shall govern Alpha’s obligations under this letter, the 2012 LTIP and the related award agreement. The description of the terms of your retention award provided in this letter is provided as a summary only and is qualified in its entirety by the provisions of the 2012 LTIP and the award agreement relating to your retention award.

Please sign both copies of this letter indicating your agreement with these terms, and the terms and conditions of the 2012 LTIP and the related award agreement. Keep one copy of this letter for your records, and return the original to Donna Stettler in the provided envelope, within seven days of receipt.

Sincerely,

/s/ Kevin Crutchfield

Kevin Crutchfield
Chairman and CEO Alpha Natural Resources, Inc.

/s/ Brian D. Sullivan	7/11/2012

Signature: Brian D. Sullivan	Date